Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and Chief Executive Officer	Executive VP and Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Wednesday, March 4, 2009
SPARTECH ANNOUNCES FIRST QUARTER RESULTS

ST. LOUIS, March 4, 2009 - Spartech Corporation (NYSE:SEH) announced today operating results for its 2009 first quarter.
First Quarter 2009 Financial Summary
w	Net sales were $249.2 million compared to $335.1 million in the first quarter of 2008 representing a decrease of 26% which was primarily attributable to weak end market demand partially offset by higher selling prices and sales mix changes. Sales volumes were down 32% in the first quarter of 2009 compared to the first quarter of the prior year reflecting extended customer shutdowns and supply chain destocking in November and December along with the significant underlying demand declines in the transportation, building and construction, and recreation and leisure markets.

w	Despite the decline in sales volume, operating losses excluding restructuring and exit costs were $1.8 million compared to $1.4 million for the first quarter of 2008 reflecting the benefits realized from the financial improvement initiatives implemented. Gross margin per pound increased significantly from 7.3 cents to 10.5 cents as a result of cost reduction and efficiency initiatives, selling price increases, and improvements in our product sales mix. The reported operating loss of $2.6 million compared to $1.6 million in the first quarter of 2008.

w	The diluted loss per share was $0.17 including the impact of restructuring and exit costs compared to $0.12 in the first quarter of 2008. Excluding restructuring and exit costs, the loss per diluted share for the first quarter of 2009 was $0.15 compared to $0.11 in the first quarter of 2008.
Strategic Progress
The Company continues to make substantive progress on its strategic plan that was developed early in 2008. This road map resulted from portfolio assessments, new business strategies, asset restructurings, organizational upgrades and redesign, business process reengineering, improvements in margin and mix, and a major cost reduction initiative focused on building a low cost-to-serve model. Throughout fiscal 2008 we accomplished measurable savings and initiated numerous structural cost reductions to reduce our fixed cost footprint and strengthen our competitive position and cash flow.
Our financial turnaround initiatives announced in fiscal 2008 totaled $50 million in earnings improvement from permanent structural actions. These actions and related annual cost savings consisted of resizing the Company’s cost structure and labor force ($20 million), consolidating three plant operations ($7 million), enhancing margins on unprofitable business ($20 million), and beginning to centralize our procurement function ($3 million). Our results in the first quarter of 2009 reflect this $50 million of annual benefits from these initiatives. These permanent, structural actions helped to offset much of the impact of the current challenging demand environment. We believe these actions have created a highly leveragable cost structure that will enable us to improve

SPARTECH CORPORATION
FIRST QUARTER 2009 EARNINGS

profitability in the short term at lower volumes and better position the Company for greater earnings potential when volumes improve over the longer term.
Spartech continues to aggressively implement its strategic plan and has initiated other actions since our last quarterly report to further structurally reduce costs as well as short term measures to improve the results of the Company during the current economic environment. The following actions have been taken:
w	Operational and Organizational Restructuring — In February and March 2009, we eliminated approximately 260 additional jobs across the businesses including the closure of a portion our Donchery Sheet extrusion operation in France. These actions will reduce manufacturing costs approximately $7 million and general and administrative expenses $4 million annually and cost approximately $2 million in restructuring and exit costs primarily related to severance.

w	Short Term Cost Reduction Measures — In addition to the structural cost reductions, we continue to take actions to achieve further cost reductions and align our cost structure to the current demand levels. These actions include: optimizing the use of flex time across most operations, temporary plant shutdowns, temporary pay cuts across the organization, and other expense and capital spending controls. Annual savings from these actions total approximately $11 million and are designed to further enhance 2009 cash flows and provide greater flexibility in taking longer term actions to support our strategy.
These actions are supportive of improving our short term results while demonstrating our ability to execute the initiatives and related investments to realize our longer term potential. We continue to monitor the dynamic changes occurring in the current market and are prepared to adjust actions and take further initiatives to improve cash flows and reduce costs as conditions warrant.
Overview
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “We continue to manage through a very challenging economic environment that has been negatively impacted by depressed demand in the end markets we serve. Our seasonally weak first quarter was further impacted by broad-based customer shutdowns and destocking in November and December. Our margins have faired well and we continue to realize steady progress with structural cost reduction efforts and improving mix. We believe achieving relatively the same operating earnings as the prior year, under the significant end market demand weakness in this quarter, is a testament to our resolve and ability to implement our strategy and execute earnings improvement initiatives.”
Mr. Odaniell continued, “We continue our focused efforts to resize our Company’s cost structure to ensure that Spartech is profitable even with recession level end market demand. This is consistent with our strategy of building a highly leveragable low cost-to-serve model. The financial improvement initiatives at Spartech, which were initiated in 2008, have positioned us to better manage through today’s challenging market conditions while we build a solid foundation for long-term success. We continue to take actions to stay ahead of these challenges and initiate additional actions to reduce our cost structure both in response to current market conditions, but also to capitalize on unique improvement opportunities existing at Spartech.”
Consolidated Results
Net sales for the first quarter of 2009 were $249.2 million compared to $335.1 million in the first quarter of 2008 representing a decrease of 26%. This change was caused by a decline in underlying sales volume (-32%), partially offset by an increase from price/mix changes (+6%). The underlying sales volume decline related largely to lower sales to the automotive, recreation and leisure, and residential construction markets.

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FIRST QUARTER 2009 EARNINGS

The reported operating loss was $2.6 million for the first quarter of 2009 compared to an operating loss of $1.6 million in the prior year first quarter. This $1.0 million decrease was primarily the result of $0.6 million of higher restructuring and exit costs and the decline in sales volume from weak demand offset by aggressive cost reduction actions. Conversion costs for the first quarter of 2009 totaled $65.8 million compared to $83.0 million in the same period last year. The 21% decrease represented the impact of reductions in variable costs on the lower volume, plus the benefit of the structural cost reductions implemented during 2008. Gross margin per pound sold was 10.5 cents in the first quarter of 2009 compared to 7.3 cents in the first quarter of 2008. This gross margin per pound increase of 3.2 cents reflected the benefit of conversion cost savings from our cost reduction initiatives, improvements in our product sales mix, and sales price increases.
Selling, general and administrative expenses were essentially flat in the first quarter of this year compared to the first quarter of last year. Interest expense decreased to $4.7 million in our first quarter of 2009 compared to $5.1 million in 2008 due to lower average debt levels from the $65 million of debt pay downs in the second half of 2008. Our effective tax rate was impacted by the operating loss incurred at our operation in France during the quarter, which is not benefited for tax purposes. We estimate our 2009 tax rate to be approximately 38-39%.
Segment Results
Custom Sheet & Rollstock—The sheet segment continued to be impacted by weak volume demand, but made progress on its cost reduction initiatives.

	First Quarter
(In Millions)	2009	2008

Net Sales	$113.6	$147.4

Operating Loss	$0.0	$(1.8)

Operating Earnings (Loss), excluding Restructuring and Exit Costs	$0.1	$(1.6)

The net sales decrease of 23% reflected a 27% decrease in volume net of a 4% increase from price/mix changes. The volume decline was due primarily to continued weakness in the residential construction, transportation, and recreational vehicles sectors of our end markets. The improvement in operating earnings represents the impact of price increases and lower manufacturing costs from our cost footprint optimization and labor cost reductions, partially offset by the impact of significant sales volume declines. Gross margin per pound sold increased to 7.9 cents in the first quarter of 2009 compared to 3.6 cents in the first quarter of the prior year.
Packaging Technologies—Net sales decreased, but operating earnings improved.

	First Quarter
(In Millions)	2009	2008

Net Sales	$55.0	$65.7

Operating Earnings	$6.2	$4.8

Operating Earnings, excluding Restructuring and Exit Costs	$6.5	$4.8

The net sales decrease of 16% in the first quarter was attributable to the net effect of a 7% decrease from packaging related volume, 14% decrease from non-packaging related volume (largely related to automotive customers served by the Packaging Technologies operations), and an 5% increase from price/mix. The increase in operating earnings reflects improved sales mix and margins, lower costs related to the Mankato consolidation completed in 2008, and our cost reduction initiatives.

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FIRST QUARTER 2009 EARNINGS

Color & Specialty Compounds—Net sales decreased with the substantial weakness in end markets served by this segment, particularly the automotive sector.

	First Quarter
(In Millions)	2009	2008

Net Sales	$68.4	$104.8

Operating Earnings (Loss)	$(0.4)	$2.2

Operating Earnings (Loss), excluding Restructuring and Exit Costs	$(0.1)	$2.2

Net sales in the first quarter decreased 35%, 40% from underlying volume decreases net of a 5% increase from price/mix. The decrease in volume related to lower sales of compounds to the domestic automotive and construction markets which represented approximately half of this segment’s sales in 2008. The increase in price/mix primarily reflects the improvement in mix from the reduction in sales to lower margin markets. This segment’s decrease in operating earnings was a result of the volume decline net of improved mix and a 26% reduction in manufacturing costs.
Engineered Products—Net sales and operating earnings both decreased with lower volumes.

	First Quarter
(In Millions)	2009	2008

Net Sales	$12.1	$17.2

Operating Earnings	$1.1	$1.6

Operating Earnings, excluding Restructuring and Exit Costs	$1.1	$1.6

Volume for the first quarter of 2009 was down 36% from the 2008 comparative quarter due to the timing of seasonal lawn and garden sales compared to the prior year. Operating earnings decreased due to the net effect of lower volumes partially offset by an increase in gross margin per pound due to mix.
Cash Flow Performance
Free cash flow (cash flow from operations less capital expenditures) represented a use of $4.9 million in the first quarter of 2009 compared to a source of $1.3 million in the first quarter of 2008. This $6.2 million decrease in free cash flow resulted from lower earnings and a 1% increase in working capital as a percentage of sales in the current year quarter. As of the end of the first quarter of 2009, we had $281.4 million of total debt compared to $274.7 million at our fiscal year end.
Outlook
We are experiencing weak end market demand in all major markets, particularly the transportation, recreation and leisure, and residential construction markets. We will continue to execute on our structural cost reduction actions and financial improvement initiatives to reduce costs and maximize cash flows. We expect a turbulent economic environment for the foreseeable future and we are prepared to adjust actions as conditions warrant. Our operating plans assume the recessionary effects will continue through 2009 and that volumes will be weak through this period. Our aggressive cost reduction efforts and financial discipline are focused on effectively managing through this challenging market. We expect to emerge from this environment a stronger and better positioned company to support future long-term profitable growth.

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FIRST QUARTER 2009 EARNINGS

Restructuring and Exit Activities
Restructuring and exit costs totaled $0.8 million in the first quarter of 2009 and $0.2 million in the prior year first quarter. These costs (primarily related to severance and the movement of production lines) were incurred to substantially complete the consolidations of our Mankato, Minnesota and St. Clair, Michigan facilities.
In February and March 2009, we eliminated approximately 260 additional jobs across the businesses including the closure of a portion of our Donchery Sheet extrusion operation in France. These actions will result in approximately $7 million of lower manufacturing costs and $4 million of lower general and administrative expenses and cost approximately $2 million in restructuring and exit costs primarily related to severance.
We are continuing to focus on reducing our manufacturing cost footprint and optimizing our production facilities. In our further efforts to reduce our cost footprint, we are streamlining our Donchery Sheet extrusion operation in France. We are taking action to reduce fixed costs and adapt to the current competitive environment by discontinuing the manufacture of products that no longer fit the market needs. However, we will maintain and grow our Donchery Compound manufacturing capability to serve the market and customers that remain as an important part of our business in Europe.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.4 billion in fiscal 2008.

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FIRST QUARTER 2009 EARNINGS

Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.
     Important factors which have impacted and could impact our operations and results include:
(a)	further adverse in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	further adverse changes in the domestic automotive markets, including potential bankruptcies of one or more of the major automobile manufacturers or suppliers;

(e)	our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;

(f)	our inability to achieve the level productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(g)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(h)	our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(i)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(j)	possible asset impairment charges;

(k)	our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;

(l)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(m)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(n)	our inability to develop and launch new products successfully;

(o)	possible weaknesses in internal controls; and

(p)	our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from our system.

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FIRST QUARTER 2009 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended
	January 31,	February 2,
	2009	2008
Net sales	$249,150	$335,106
Costs and expenses
Cost of sales	226,668	311,997
Selling, general and administrative expenses	23,089	23,139
Amortization of intangibles	1,168	1,333
Restructuring and exit costs	827	224

Total costs and expenses	251,752	336,693

Operating loss	(2,602)	(1,587)

Interest, net of interest income of $37 and $121, respectively	4,712	5,146

Loss before income taxes	(7,314)	(6,733)

Income tax benefit	(2,222)	(3,243)

Net loss	$(5,092)	$(3,490)

Net loss per common share
Basic	$(.17)	$(.12)

Diluted	$(.17)	$(.12)

Dividends declared per common share	$.050	$.135

SPARTECH CORPORATION
FIRST QUARTER 2009 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except share data)

	January 31,
	2009	November 1,
	(Unaudited)	2008

Assets
Current assets
Cash and cash equivalents	$2,159	$2,118
Trade receivables, net of allowances of $5,820 and $4,550, respectively.	131,512	176,108
Inventories	90,968	96,721
Prepaid expenses and other current assets	27,214	24,665

Total current assets	251,853	299,612

Property, plant and equipment, net of accumulated depreciation of $307,271 and $297,876, respectively	272,211	280,202
Goodwill	145,498	145,498
Other intangible assets, net of accumulated amortization of $14,288 and $13,148, respectively	31,588	32,722
Other long-term assets	4,145	4,385

Total assets	$705,295	$762,419

Liabilities and Shareholders’ Equity Current liabilities
Current maturities of long-term debt	$20,076	$20,428
Accounts payable	106,207	155,594
Accrued liabilities	34,892	42,676

Total current liabilities	161,175	218,698

Long-term debt, less current maturities	261,341	254,226
Other long-term liabilities
Deferred taxes	56,373	56,516
Other long-term liabilities	6,074	6,189

Total liabilities	484,963	535,629

Shareholders’ equity
Preferred stock (authorized: 4,000,000, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000, par value $0.75) Issued: 33,131,846; Outstanding: 30,562,027 and 30,563,605, respectively	24,849	24,849
Contributed capital	203,381	202,656
Retained earnings	46,968	53,588
Treasury stock, at cost, 2,569,819 shares and 2,568,241, respectively	(56,389)	(56,389)
Accumulated other comprehensive income	1,523	2,086

Total shareholders’ equity	220,332	226,790

Total liabilities and shareholders’ equity	$705,295	$762,419

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FIRST QUARTER 2009 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Three Months Ended
	January 31,	February 2,
	2009	2008
Cash flows from operating activities
Net loss	$(5,092)	$(3,490)
Adjustments to reconcile net loss to cash (used for) provided by operating activities:
Depreciation and amortization expense	11,143	11,885
Provision for bad debt expense	2,492	1,614
Deferred taxes	(1,832)	(1,153)
Stock-based compensation expense	725	1,383
Other, net	392	194
Change in current assets and liabilities	(9,875)	(3,896)

Net cash (used for) provided by operating activities	(2,047)	6,537

Cash flows from investing activities
Capital expenditures	(2,895)	(5,241)
Business acquisitions	—	(708)

Net cash used for investing activities	(2,895)	(5,949)

Cash flows from financing activities
Bank credit facility borrowings, net	6,360	12,376
Borrowings on bonds and leases, net	155	177
Cash dividends on common stock	(1,529)	(4,144)
Issuance of common stock	—	2,812
Stock options exercised	—	15
Treasury stock acquired	—	(9,667)

Net cash provided by financing activities	4,986	1,569

Effect of exchange rate changes on cash and cash equivalents	(3)	144

Increase in cash and cash equivalents	41	2,301
Cash and cash equivalents at beginning of year	2,118	3,409

Cash and cash equivalents at end of quarter	$2,159	$5,710

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FIRST QUARTER 2009 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
(Unaudited and dollars in thousands, except share data)
Within this press release we have included operating loss and net loss per dilutive share excluding restructuring and exit costs, which are non-GAAP measurements and believe they are meaningful to investors because they provide a view of the Company’s comparable operating results. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures.

	Three Months Ended
	January 31,	February 2,
	2009	2008
Operating loss (GAAP)	$(2,602)	$(1,587)

Restructuring and exit costs	827	224

Operating loss excluding restructuring and exit costs (non-GAAP)	$(1,775)	$(1,363)

Net loss (GAAP)	$(5,092)	$(3,490)

Restructuring and exit costs, net of tax	532	156

Net loss excluding restructuring and exit costs (non-GAAP)	$(4,560)	$(3,334)

Net loss per share (GAAP)	$(.17)	$(.12)

Restructuring and exit costs per share, net of tax	.02	.01

Net loss per share excluding restructuring and exit costs (non-GAAP)	$(.15)	$(.11)